Exhibit 99.1

SPARTA COMMERCIAL CLOSES ON
MULTI-MILLION DOLLAR LINE OF CREDIT –
LAUNCHES NEW CONSUMER LEASE PROGRAM

New York. September 29, 2010. Sparta Commercial Services, Inc. (OTC BB: SRCO) today announced that it is launching a new consumer leasing program targeting the non-prime powersports market.  Since the current economic downturn began, powersports dealers throughout the country have had difficulty finding financing for their customers.  With the additional resources provided by the multi-million dollar line of credit it closed on yesterday, Sparta believes it is uniquely positioned to fill this void.

Sparta decided to structure the new program as a non-prime program after analyzing the motorcycle vehicle industry and finding that this segment was almost entirely unserved because of tightened and more restrictive credit criteria of other lenders.

Commenting on the new program, Anthony Havens, Sparta’s CEO, said, “It isn’t a case of more consumers with poor credit as much as it is the ever-higher minimum credit scores that other lenders are requiring. In today’s market, people who would have easily been approved by most lenders just two years ago are now being declined for no reason other than the fact their credit scores are no longer sufficiently high enough for approval by most lenders. Once again, Sparta is responding to the needs of dealers and consumers with a new program that specifically addresses those issues.”

According to Sparta, the new program will be rolled out gradually in order to accommodate what the company expects will be a strong demand. The rollout will initially focus on specific states where the demand is likely to be the heaviest, and then expanded to include additional states as the program builds momentum to include its current 2,000 registered dealers.

Havens concluded his comments, saying, “I believe that in the current economic climate, finding a financial partner that shares our vision of the unmet needs in the marketplace and the willingness to supply the funding to back up that vision is a strong validation of our analysis. The timing and industry circumstances lead us to believe that this program will be extremely well received by dealers and consumers.”

About Sparta Commercial Services, Inc.
Sparta Commercial Services, Inc. (OTCBB:  SRCO) is a New York-based, nationwide financial services company dedicated to municipal and governmental leasing.  Sparta specializes in the financing of essential equipment and services for the law enforcement and emergency response communities.  Sparta also offers financing and leasing products to consumers and retail powersports dealers. Additionally, through Specialty Reports, Inc., a Sparta subsidiary, the company owns and operates Cyclechex, the first and only source exclusively for Motorcycle History Reports in the powersports industry. The Cyclechex Motorcycle History Reports appeal to consumers, retail dealers, lenders, auction houses, and insurance carriers.

Contact:

Dick Trotter
COO
Sparta Commercial Services, Inc.
(212) 239-2666

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, obtaining, satisfying terms of, and amount of credit lines, competition, financing and commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, management of potential growth, system interruption, consumer and industry trends, limited operating history, and government regulation. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. [Missing Graphic Reference]